EXHIBIT 4.2

PLACER DOME INC.

1993 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
(as amended February 14, 2002, and as amended effective January 16, 2006)

1.          Purpose

The purpose of the 1993 Non-employee Directors' Stock Option Plan (the "Plan") is to attract and retain, as directors of the Corporation, qualified individuals who are not employees of the Corporation and provide an inducement for them to make a maximum contribution to the Corporation's success.

2.               Administration

The Plan shall be administered by the Human Resources and Compensation Committee (the "Committee") of the Corporation's Board of Directors (the "Board") unless otherwise determined by the Board.

The Committee is authorized, subject to the provisions of the Plan, to adopt such rules and regulations which it deems consistent with the Plan's provisions. The Committee's determinations and interpretations shall be final and conclusive.

The Committee may authorize one or more employees of the Corporation to execute, deliver and receive documents on behalf of the Committee.

3.                Eligibility

Non-employee Directors shall be eligible to receive options to purchase common shares of the Corporation pursuant to the Plan ("Options"). The term "Non-employee Director", for the purposes of the Plan, shall mean each member of the Board who is not an employee of the Corporation, or any of its Subsidiaries. The term "Subsidiaries", for the purposes of the Plan, shall mean any corporations that are at least 50% owned, directly or indirectly, by the Corporation.

4.               Shares Subject to Option

The shares to be optioned under the Plan shall be authorized but unissued common shares in the capital of the Corporation ("Shares").

The aggregate number of Shares for which Options may be granted shall not exceed Seven Hundred and Fifty Thousand (750,000) Shares, subject to adjustment under Section 12 below.

Shares subject to but not acquired pursuant to an Option which expires or terminates shall again be available for option under the Plan.

5.               Granting of Options

Upon the Plan being approved by the shareholders of the Corporation, effective as of the date of said approval (the "Approval Date") and without the requirement of further action by the Board, each Non-employee Director, other than the non-executive Chairman of the Corporation ("the Chairman"), shall be granted an Option to purchase Ten Thousand (10,000) Shares and the Chairman shall be granted an Option to purchase Fifty Thousand (50,000) Shares. Each Non-employee Director who is elected subsequent to the Approval Date shall be granted, effective as of the date of such election and without the requirement of further action by the Board, an option to purchase Ten Thousand (10,000) Shares. Effective as of the date of each annual meeting of the shareholders of the Corporation held after the Approval Date (or, in the case of Non-employee Directors elected subsequent to the Approval Date, the date of their initial grant under the Plan), there shall be granted to each Non-employee Director (other than the Chairman) an Option to purchase Five Thousand (5,000) Shares and the Chairman shall be granted an Option to purchase Ten Thousand (10,000) Shares.

Each Option shall be evidenced in a written agreement between, and executed by, the Corporation and the grantee of the Option (the "Optionee") containing the terms and conditions of such Option which shall be consistent with the provisions of the Plan.

6.              Option Price

The price per Share at which Shares may be purchased upon the exercise of an Option (the “Option Price”) shall be:

(a)
expressed in Canadian dollars and shall be equal to the closing board lot sale price per share of Shares traded on the Toronto Stock Exchange (the “TSE”) on the trading day immediately preceding the date on which such Option is granted, and in the event there was not a board lot sale on the TSE on such date, the Option Price shall be the last board lot sale price per share prior thereto, or

(b)
expressed in U.S. dollars and shall be equal to the closing board lot sale price per share of Shares traded on the New York Stock Exchange (the “NYSE”) on the trading day immediately preceding the date on which such Option is granted, and in the event there was not a board lot sale on the NYSE on such date, the Option Price shall be the last board lot sale price per share prior thereto, as may be determined by the Committee as at the date of each grant of an Option. If the Committee does not make a determination as at the date of each grant of an Option, the Option Price shall be expressed in U.S. dollars in accordance with 6.(b) above.

7.                Terms of Options

An Option may not be exercised before the first anniversary of the date of grant or after the expiration of ten years from the date of grant.

The Option Price shall be paid in full at the time of exercise of the Option, and no Shares shall be delivered until full payment is made.

An Optionee shall not be deemed the holder of any Shares subject to his Option until the Shares are delivered to him.

8.               Transferability of Options

An Option may not be transferred. During the lifetime of an Optionee, the Option may be exercised only by the Optionee or his legal personal representatives.

9.               Cessation of Service

An Optionee who ceases to be a director of the Corporation for any reason except death, retirement or disability shall be entitled, at any time prior to the earlier of the expiration of the Option and the expiration of ninety (90) days from the date he ceases to be a director, to exercise the Option to the extent he was entitled to do so on the date he ceased to be a director of the Corporation. Shares which are the subject matter of Options, but which are not purchased thereunder prior to the expiration or termination of such Option shall not be counted in determining the aggregate number of Shares issuable under the Plan.

10.             Death

Notwithstanding any other provision of the Plan, if any Optionee shall die holding an Option which has not been fully exercised, his executors, administrators or legal personal representatives may, at any time prior to the earliest of (i) the expiration of sixty (60) days from the date of grant of letters probate of the will of the Optionee or letters of administration of the Optionee's estate, (ii) the expiration of one year from the date of such death, or (iii) the normal expiry date of the said Option under the provisions of Section 7 above, exercise the Option with respect to the entire unexercised portion thereof without regard to the number of Shares as to which the decedent could have exercised the said Option immediately before death.

11.             Retirement, Disability

      Notwithstanding any other provision of this Plan, if any Optionee shall cease to be a Director by virtue of retirement or disability (retirement or disability to be determined by the Committee), while holding an Option which has not been fully exercised, such Optionee may, at any time prior to the earlier of the expiration of ten years from the date of grant of the Option and five years from the date of retirement or disability, exercise the Option.

12.             Changes in Share Capital

If the outstanding Shares of the Corporation should be changed in number or in class by subdivision, consolidation, reorganization, reclassification or other like transaction (excluding the payment of stock dividends), the number and class of share and the option price per share with respect to unexercised Options theretofore granted, in any case in which an adjustment in the opinion of the Board would be proper, shall be adjusted so as appropriately to reflect such change.

13.             Amendment or Discontinuance

The Board may alter, suspend or discontinue the Plan, but may not, without the approval of the shareholders of the Corporation, make any alteration which would (a) increase the aggregate number of Shares subject to Option under the Plan or eligible for issuance to any person, except as provided in Section 12, (b) decrease the Option Price except as provided in Section 12, or (c) change the requirements as to the class of persons eligible to receive Options under the Plan. Notwithstanding the foregoing, the terms of an existing Option may not be altered, suspended or discontinued without the consent in writing of the Optionee. All amendments to the Plan shall be subject to regulatory approval.

14.             Interpretation

The Plan shall be construed according to the laws of the Province of British Columbia.

15.             Liability

No member of the Committee or any director or officer or employee of the Corporation shall be personally liable for any act taken or omitted in good faith in connection with the Plan.

16.             Provisions Relating to the Barrick Offer

Optionees shall hereby have the right to effect a cashless exercise and exchange of the Options for the sole purpose of tendering to the revised takeover bid made by Barrick Gold Corporation (“Barrick”) dated January 5, 2006 (the “Barrick Offer”) all Shares issued in connection with such cashless exercise and exchange on the following basis:

(a)
Upon execution of an Agreement to Tender in the form attached hereto as Schedule A and Barrick taking up and paying for any Shares under the Barrick Offer, the Optionee shall be deemed to have exercised and exchanged his or her outstanding Options for a number of Shares equal to the number of Shares subject to each such Option multiplied by a fraction, of which the numerator is the amount by which the Consideration exceeds the exercise price per Share under such Option and the denominator is the Consideration, with the aggregate such resulting number of Shares to be rounded down to the nearest whole number.

(b)
For the purposes of the calculation in (a), the “Consideration” means the closing price of the Shares on the New York Stock Exchange on the trading day immediately prior to the first day on which Barrick takes up and pays for any Shares under the Barrick Offer.

(c)
All of the Shares resulting from the exercise and exchange of Options pursuant to this Section will be tendered to the Barrick Offer in the manner set forth in the Agreement to Tender attached hereto as Schedule A.

(d)	All of the Options exercised and exchanged in this manner will be deemed to be terminated following such exercise and exchange and of no further force or effect.

In the event that Barrick takes up and pays for any Shares under the Barrick Offer in compliance with the provisions of Section 2.1 of the Support Agreement, all outstanding Options not exercised and exchanged as described in this Section or otherwise exercised shall be automatically changed into options to acquire

Barrick Common Shares (on a tax-deferred basis for purposes of the Income Tax Act (Canada)) on the basis of each such Option becoming an option to acquire 0.8287 of a Barrick Common Share for each Share subject to such Option, with the resulting total number of Barrick Common Shares rounded down to the nearest whole number, with an exercise price per Barrick Common Share equal to the exercise price per Share of that Option immediately prior to the time the Option became an option to acquire Barrick Common Shares divided by 0.8287, with the resulting exercise price per Barrick Common Share rounded up to the nearest whole cent; such Options shall otherwise continue to be governed by the terms of this Plan and the relevant option agreement relating to their issuance.”